UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 1, 2019 (January 28, 2019)

Pensare Acquisition Corp.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-38167	81-2402421
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification Number)

1720 Peachtree Street, Suite 629
Atlanta, GA	30309
(Address of principal executive offices)	(Zip code)

(404) 234-3098
(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging growth company  ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry Into A Material Definitive Agreement.

On January 31, 2019, Pensare Acquisition Corp., a Delaware corporation (the “Company”), Tango Merger Sub Corp., a Delaware corporation and wholly-owned direct subsidiary of the Company (“Merger Sub”), and U.S. TelePacific Holdings Corp., a Delaware corporation doing business as TPx Communications (“TPx”), entered into a Business Combination Agreement (the “Business Combination Agreement”) pursuant to which Merger Sub will merge with and into TPx, with TPx surviving the merger as a wholly-owned direct subsidiary of the Company.

Business Combination Agreement

The Transaction and Consideration

Pursuant to the Business Combination Agreement, Merger Sub will merge with and into TPx (the “Merger,” together with the other transactions contemplated by the Business Combination Agreement, the “Transactions”), with TPx surviving the Merger as a wholly owned subsidiary of the Company. The merger consideration, aggregating $343 million, consists of $248 million in cash and $95 million in shares of the Company’s common stock (or, in certain circumstances, other Company securities), subject to certain adjustments for the amount of net debt assumed by the Company at closing. The Business Combination Agreement contemplates the Company’s assumption of up to $622 million of TPx’s net debt, with an intention of maintaining TPx’s current credit agreement in place after closing. After payments to certain members of TPx management under a management retention plan as well as other transaction expenses, TPx’s stockholders will receive the balance of the merger consideration in accordance with the applicable provisions of TPx’s certificate of incorporation. Based upon the merger consideration and those provisions, the holders of TPx’s preferred stock will be entitled to receive the balance of the merger consideration, with certain shares of preferred stock, the common stock and options and warrants to purchase common stock cancelled without payment of consideration.

Representations and Warranties

TPx has made customary representations and warranties in the Business Combination Agreement relating to, among other things, its ability to enter into the Business Combination Agreement, its outstanding capitalization and various aspects of its business. The Company and Merger Sub have made customary representations and warranties in the Business Combination Agreement relating to, among other things, their ability to enter into the Business Combination Agreement and its outstanding capitalization.

Covenants

The Business Combination Agreement contains customary covenants of the parties with respect to operation of their respective businesses prior to the consummation of the Transaction and efforts to satisfy conditions to the consummation of the Transaction.

Conditions to Completion of the Transaction

Consummation of the Transaction is subject to customary closing and other conditions, including, among others, (i) approvals from the stockholders of the Company and TPx, (ii) the absence of any governmental order that would prohibit the Transactions, (iii) the consents of the Federal Communications Commission (“FCC”) and State Public Utility Commission (“State PUC”) required in connection with the Transactions, (iv) the Company having at least $415,000,000 in cash available on the closing date and (v) the absence of a material adverse effect relating to TPx. On January 31, 2019, shortly after the Company and Pensare entered into the Business Combination Agreement, the requisite holders of TPx’s common and preferred stock approved the Transactions by written consent on behalf of TPx’s stockholders (the “Written Consent”).

Claims Against Trust Account

Under the terms of the Business Combination Agreement, TPx has agreed that it does not and will not have, and further waives, any claim against the funds in the Company’s trust account with J.P. Morgan Chase Bank held in trust by Continental Stock Transfer & Trust Co. (the “Trust Account”), regardless of whether such claim arises from the business relationship between the Company and TPx, the Business Combination Agreement or any other agreement between the parties.

Company Stockholder Meeting

Pursuant to the terms of the Business Combination Agreement, the Company is required to call and convene a meeting of its stockholders to consider approving and adopting the Business Combination Agreement and the Transactions, including the Merger, the issuance of the Company’s shares under the Business Combination Agreement and to other potential investors in a private placement (the “PIPE”), and any other proposals the parties deem necessary to effectuate the Transactions (collectively, the “Company Proposals”).

Joint Proxy/Information Statement

The Business Combination Agreement provides that the Company will file with the SEC a joint proxy/information statement that, once reviewed and cleared by the SEC, will to be sent to the stockholders of the Company and TPx. The Company and TPx anticipate filing the joint proxy/information statement upon the availability of TPx’s audited financial statements for 2018.

Governing Law and Jurisdiction

The Business Combination Agreement is governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All disputes arising out of or relating to the Business Combination Agreement are to be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such dispute may be brought in any federal court located in the State of Delaware or any other Delaware state court.

Termination of the Business Combination Agreement

The Business Combination Agreement may be terminated by mutual agreement of the parties at any time, or if the closing of the Transactions has not occurred by September 30, 2019 (or February 28, 2020 if extended due to the failure to obtain any FCC and State PUC approvals), by either the Company or TPx. In addition to certain other customary termination rights (including a fiduciary out in favor of TPx and its board of directors, which ceased effectiveness upon delivery of the Written Consent), the Company may terminate the Business Combination Agreement if TPx suffers a material adverse effect, and the Company and TPx may terminate the Business Combination Agreement in certain circumstances if the Company has not secured additional funding sufficient to consummate the Transactions.

A copy of the Business Combination Agreement is filed with this Current Report on Form 8-K as Exhibit 2.1 and is incorporated herein by reference. The foregoing description of the Business Combination Agreement is qualified in its entirety by reference to the full text of the Business Combination Agreement filed with this Current Report on Form 8-K. The Business Combination Agreement is included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about TPx. In particular, the assertions embodied in representations and warranties by TPx and the Company contained in the Business Combination Agreement are qualified by information in the disclosure schedules provided by TPx and the Company in connection with the signing of the Business Combination Agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Business Combination Agreement. Moreover, certain representations and warranties in the Business Combination Agreement were used for the purpose of allocating risk between TPx and the Company, rather than establishing matters as facts. Accordingly, investors and security holders should not rely on the representations and warranties in the Business Combination Agreement as characterizations of the actual state of facts about TPx and the Company.

Investor Rights Agreement

In connection with, and as a condition to the consummation of the Transactions, the Company will enter into an Investor Rights Agreement (the “Investor Rights Agreement”) with Investcorp International, Inc., a Delaware corporation (“Investcorp”). Pursuant to the Investor Rights Agreement, one of the members of the board of directors of the Company effective as of the closing of the Transactions shall be a representative nominated or appointed by Investcorp (the “Investcorp Director”) on behalf of the TPx stockholders and management personnel receiving shares in the Transactions (the “Investcorp Group”). The Investcorp Director shall be a class III director pursuant to the Company’s Second Amended and Restated Certificate of Incorporation. During the initial term of the class III directors (of approximately three years following the closing date (the “Initial Term”)), for so long as the Investcorp Group beneficially owns or holds a number of shares of common stock of the Company (the “Company Common Stock”) representing at least 5% of the outstanding Company Common Stock, Investcorp shall have the exclusive right to nominate for election to the board of directors of the Company to fill any vacancy created by reason of death, removal or resignation of the Investcorp Director. Investcorp shall not have the right to nominate or appoint any director to the Company’s board of directors upon the expiration of the Initial Term of the class III directors. As set out in greater detail in the Investor Rights Agreement, the Company shall pay reasonable expenses and reimbursements to the Investcorp Director relating to his or her service on the Company’s board of directors and shall provide customary director and officer indemnity insurance to the Investcorp Director. Pursuant to the Investor Rights Agreement, Investcorp also shall receive certain information and access rights.

The foregoing is a summary of the material terms of the form of Investor Rights Agreement, and is qualified in its entirety by reference to the full text of the form of Investor Rights Agreement, a copy of which is included as Exhibit D to the Business Combination Agreement attached as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

Registration Rights and Lock-Up Agreement

In connection with, and as a condition to the consummation of the Transactions, the Business Combination Agreement provides that the Company and certain persons and entities currently holding shares of Company Common Stock issued prior to the Company’s initial public offering (the “Founder Shares”), warrants issued in connection with a private placement of the Company’s securities occurring at the time of the Company’s initial public offering (the “Private Placement Warrants”) and working capital warrants, and TPx’s stockholders and management personnel receiving shares in the Transactions (the “Business Combination Shares”) who affirmatively elect to be a party thereto, will enter into a Registration Rights and Lock-Up Agreement (the “Registration Rights and Lock-Up Agreement”). Pursuant to the terms of the Registration Rights and Lock-Up Agreement, the Company will be obligated to file a shelf registration statement on Form S-3 to register the resale by the various holders (the “Holders”) of their Founder Shares, Private Placement Warrants, working capital warrants and Business Combination Shares. The Registration Rights and Lock-Up Agreement will also provide the Holders with demand and “piggy-back” registration rights, in each case subject to certain minimum requirements and customary conditions. The Registration Rights and Lock-Up Agreement will also provide that (i) the Holders holding Founder Shares will be restricted from selling such shares for so long as they remain held in escrow pursuant to the terms of the Amendment to the Stock Escrow Agreement described below, and (ii) the Holders of Business Combination Shares will be restricted from selling such shares for a period of 12 months from the closing of the Transactions (subject to earlier release (on a proportionate basis) if any Founder Shares are released from escrow earlier than the applicable 12- or 18-month periods described below).

The foregoing is a summary of the material terms of the form of Registration Rights and Lock-Up Agreement and is qualified in its entirety by reference to the full text of the form of Registration Rights and Lock-Up Agreement, a copy of which is included as Exhibit C to the Business Combination Agreement attached as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

Amendment to the Stock Escrow Agreement

In connection with, and as a condition to the consummation of the Transactions, the Business Combination Agreement provides that the Company, holders of Founder Shares and Continental Stock Transfer & Trust Company (the “Trustee”) will enter into Amendment No. 1 to the Stock Escrow Agreement (the “Stock Escrow Agreement Amendment”), which will amend the Stock Escrow Agreement, dated as of July 27, 2017 (the “Original Stock Escrow Agreement”), by and among the Company, the holders of Founder Shares and the Trustee. The Stock Escrow Agreement Amendment provides for 50% of the Founder Shares to remain in escrow as provided in the Original Stock Escrow Agreement and for the other 50% of the Founder Shares to remain in escrow for an extended period (the “Extended Escrow Shares”). The Extended Escrow Shares will not be released from escrow until the earlier of (i) the 18-month anniversary of the closing of the Transactions; (ii) (A) with respect to 50% of such Extended Escrow Shares, such time as the last sales price of the Company Common Stock equals or exceeds $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period, and (B) with respect to the remaining 50% of such Extended Escrow Shares, such time as the last sales price of the Company Common Stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period; and (iii) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of the Company Common Stock for cash, securities or other property.

The foregoing is a summary of the material terms of the form of the Stock Escrow Amendment Agreement and is qualified in its entirety by reference to the full text of the Stock Escrow Amendment Agreement, a copy of which is included as Exhibit A-3 to the Business Combination Agreement attached as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 28, 2019, in connection with the Special Meeting in lieu of the 2019 Annual Meeting of Stockholders (the “Special Meeting”), the Company filed with the Secretary of State of Delaware an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Charter Amendment”) to extend the date by which the Company has to consummate a business combination (the “Extension”) for an additional three months, from February 1, 2019 to May 1, 2019 (the “Extended Date”). A copy of the Charter Amendment is attached to this Current Report on Form 8-K as Exhibit 3.1 and incorporated herein by reference.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On January 28, 2019, at the Special Meeting, the Company’s stockholders approved the following items: (i) the Charter Amendment; (ii) a proposal to re-elect (the “Director Proposal”) each of Dr. Klaas Baks and Messrs. U. Bertram Ellis, Jr., Karl Krapek and Dennis Lockhart to the Company’s board of directors, with each such director to serve until the second annual meeting of stockholders following the Special Meeting or until his successor is elected and qualified; and (iii) a proposal to ratify the selection by the Company’s Audit Committee of Marcum LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2019 (the “Auditor Proposal”). The affirmative vote of at least a majority of the outstanding shares of the Company Common Stock was required to approve the Charter Amendment, a plurality of the shares of the Company Common Stock voted at the meeting was required for the re-election of each of the directors in the Director Proposal and the affirmative vote of at least a majority of the shares of the Company Common Stock voted at the meeting was required to approve the Auditor Proposal.

Following redemptions of 2,796,290 of the shares of Company Common Stock in connection with the Extension, a total of approximately $287.5 million will remain in the Trust Account. In connection with the approval of the Charter Amendment, the Company’s sponsor, Pensare Sponsor Group, LLC, has agreed to contribute to the Company as a loan $0.033 for each share of the Company Common Stock issued in its initial public offering that was not redeemed in connection with the stockholder vote to approve the Extension, for each calendar month (commencing on February 2, 2019 and on the second day of each subsequent month), or portion thereof, that is needed by the Company to complete a business combination from February 2, 2019 until the Extended Date (the “Contribution”). The Contributions will increase the pro rata portion of the funds available in the Trust Account in the event of the consummation of a business combination or a liquidation from approximately $10.18 per share to approximately $10.28 per share, assuming the Company takes the entire time through May 1, 2019 to complete a business combination or liquidate. The Company’s sponsor will have sole discretion to determine whether to continue extending for additional calendar months until the Extended Date, and if the Company’s sponsor determines not to continue extending for additional calendar months, its obligation to make additional Contributions will terminate and the Company will dissolve and liquidate in accordance with its Amended and Restated Certificate of Incorporation.

Set forth below are the final voting results for each of the proposals:

Charter Amendment

The Charter Amendment was approved. The voting results of the shares of the Company were as follows:

For	Against	Abstentions
26,352,896	122,986	323,175

Director Proposal

The proposal to re-elect four directors, Dr. Klaas Baks and Messrs. U. Bertram Ellis, Jr., Karl Krapek and Dennis Lockhart, to the Company’s board of directors was approved. The voting results of the shares of the Company were as follows:

Director	Votes For	Votes Withheld
Dr. Klaas Baks	26,475,881	323,176
U. Bertram Ellis, Jr.	26,475,881	323,176
Karl Krapek	25,232,899	1,566,158
Dennis Lockhart	25,232,899	1,566,158

Auditor Proposal

The Auditor Proposal was approved. The voting results of the shares of the Company were as follows:

For	Against	Abstentions
28,897,842	0	333,707

Item 7.01.	Regulation FD Disclosure.

Press Release

On February 1, 2019, the Company issued a press release announcing the execution of the Business Combination Agreement and that the Company will hold a conference call on February 1, 2019 at 11:00 a.m. Eastern Standard Time (the “Conference Call”). A copy of the press release, which includes information regarding participation in the Conference Call, is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Investor Presentation

Attached as Exhibit 99.2 to this Current Report on Form 8-K and incorporated herein by reference is the form of presentation to be used by the Company in presentations for certain of the Company’s stockholders and other persons. Such exhibit and the information set forth therein shall not be deemed to be filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise be subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Forward-Looking Statements

This communication includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “should,” “estimate,” “projected,” “continue,” “anticipate,” “forecasts,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” “propose,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s or TPx’s management’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. These forward-looking statements include, but are not limited to, statements related to anticipated growth in TPx’s industry; TPx’s strategy and ability to grow; TPx’s anticipated future financial performance; the anticipated timing of the Transactions; the completion of the Transactions on the terms proposed, including the proposed PIPE; the inability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, the amount of cash available following any redemptions by the Company’s stockholders; the ability to meet NASDAQ’s listing standards following the consummation of the Transactions; the costs related to the proposed business combination and the financing of the Transactions on terms currently anticipated; TPx’s ability to execute on its plans to develop and market new products and the timing of these development programs; TPx’s estimates of the size of the market for its solutions; the rate and degree of market acceptance of TPx’s solution’s the success of other competing technologies that may become available; TPx’s ability to identify and integrate acquisitions; the performance and security of TPx’s services; actual and/or potential litigation involving the Company or TPx (including, without limitation certain class action lawsuits that have been filed against TPx asserting claims of failure to pay overtime wages, failure to provide all meal and rest periods, failure to provide accurate wage statements, failure to pay wages upon termination and claims under the California Unfair Competition Law); general economic and market conditions impacting demand for TPx’s services and the potential impact the Transactions will have on the Company and TPx. These statements are based on various assumptions and on the current expectations of the Company and TPx management and are not predictions of actual performance. These forward-looking statements are subject to a number of risks and uncertainties, including the level of redemptions in connection with the proposed Transactions; receipt of required stockholder approval, receipt of regulatory approvals without unexpected delays or conditions or the failure of other closing conditions; changes in estimates of future financial performance; changes in expectations as to the closing of the Transactions; retention of customers and suppliers in connection with the Transactions or other acquisitions; the cost of capital necessary to finance the Transactions and any future acquisitions; unanticipated changes in laws, regulations, or other industry standards affecting the Company or TPx; the ability of the Company to issue equity or equity-linked securities in connection with the proposed Transactions or in the future, including, without limitation, pursuant to the PIPE, or other offering of equity securities, which could dilute the interests of the Company’s stockholders; those factors discussed in the Company’s Annual Report on Form 10-K for the year ended March 31, 2018 under the heading “Risk Factors,” and other documents of the Company filed, or to be filed, with the SEC. These statements speak only as of the date they are made and neither the Company nor TPx undertakes any obligation to update any forward-looking statements contained herein to reflect events or circumstances which arise after the date of this communication.

Additional Information

The Company intends to file with the SEC a preliminary proxy statement relating to the Transactions. The Company will mail a definitive proxy statement and other relevant documents to the stockholders of the Company. Stockholders of the Company and other interested persons are advised to read, when available, the preliminary proxy statement, and amendments thereto, and definitive proxy statement in connection with the Company’s solicitation of proxies for the special meeting to be held to approve the Transactions because these proxy statements will contain important information about the Company, TPx, and the Transactions. The definitive proxy statement will be mailed to stockholders of the Company as of a record date to be established for voting on the Transactions. Stockholders will also be able to obtain copies of the proxy statement, without charge, once available, at the SEC’s Internet site at http://www.sec.gov or by directing a request to: Pensare Acquisition Corp., 1720 Peachtree Street, Suite 629, Atlanta, GA 30309.

Participants in the Transactions

The Company and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the Stockholders of the Company in connection with the proposed Transactions. Information regarding the officers and directors of the Company is available in the Company’s annual report on Form 10-K for the year ended March 31, 2018, which has been filed with the SEC. Additional information regarding the interests of such potential participants will also be included in the proxy statement for the Transactions when available and the other relevant documents filed with the SEC.

Disclaimer

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Item 9.01.	Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit No.	Description
2.1*	Business Combination Agreement, dated as of January 31, 2019, by and between Pensare Acquisition Corp., Tango Merger Sub Corp. and U.S. TelePacific Holdings Corp.

3.1	Amendment to the Amended and Restated Certificate of Incorporation of Pensare Acquisition Corp.

99.1	Press Release, dated February 1, 2019

99.2	Form of Presentation

* Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

EXHIBIT INDEX

Exhibit No.	Description
2.1*	Business Combination Agreement, dated as of January 31, 2019, by and between Pensare Acquisition Corp., Tango Merger Sub Corp. and U.S. TelePacific Holdings Corp.

3.1	Amendment to the Amended and Restated Certificate of Incorporation of Pensare Acquisition Corp.

99.1	Press Release, dated February 1, 2019

99.2	Form of Presentation

* Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

PENSARE ACQUISITION CORP.

By:	/s/ Darrell J. Mays
	Name:	Darrell J. Mays
	Title:	Chief Executive Officer

Date: February 1, 2019